                                                                    EXHIBIT 2.1


                               PURCHASE AGREEMENT


        This Purchase Agreement ("Agreement") is made as of August 15, 1998, by SKW Americas, Inc., a Delaware corporation ("Buyer"), Proligo L.L.C., a Delaware limited liability company (the "Company"), and NeXstar Pharmaceuticals, Inc., a Delaware corporation ("Seller").

                                   BACKGROUND

        1. Seller established the Company on July 27, 1998, in order to conduct the Business (as hereinafter defined).

        2. Seller has heretofore conducted the Business through its NTP Division (as hereinafter defined).

        3. Seller intends to contribute the Business to the Company, including all assets and liabilities relating to the Business, in accordance with the terms and conditions set forth in this Agreement.

        4. Buyer intends to purchase an interest (the "Interest") equal to fifty-one (51) percent of the Membership Interests (as hereinafter defined) in the Company subject to the terms of this Agreement.

        5. Buyer, Seller, Company and their respective Affiliates (as hereinafter defined) intend to enter into various other agreements among them as specified in this Agreement (including an Operating Agreement, Sublease Agreements, Supply Agreement, Seller Transition Agreement and Revolving Loan Agreement).

        6. This Agreement is intended to specify the obligations of the parties hereto with respect to the foregoing and establish the rights and obligations of the parties hereto with respect to the sale of the Interest to Buyer.

        7. In connection with the purchase of the Interest, the Buyer will make certain payments to the Seller on the Closing Date. In addition, Buyer will make certain payments in the future that are (i) fixed and payable on specified dates and (ii) contingent on the occurrence of certain events.

        8. Buyer has established and owns all of the Membership Interests in Proligo Holdings L.L.C. ("Holdings"). Holdings has established and owns all of the shares of Caroline Dritte Vermogensverwaltungsgesellschaft mbH ("Caroline"). Buyer is in the process of negotiating a notarial deed (the "Notarial Deed") pursuant to which Buyer (through Caroline) will purchase all of the ownership interests in PerSeptive Biosystems GmbH - Hamburg, a German GmbH registered in Hamburg ("PerSeptive").

        9. In the event that Buyer completes the acquisition of PerSeptive in the manner specified herein, Buyer intends to transfer to Seller an ownership interest in Holdings ("Seller's Holdings Interest") representing an indirect forty-nine (49) percent ownership interest in PerSeptive ("Seller's PerSeptive Interest"). In such event, Buyer will retain an ownership interest in Holdings ("Buyer's Holdings Interest") representing an indirect fifty-one (51) percent ownership interest in PerSeptive ("Buyer's PerSeptive Interest").


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        10. Upon Seller's receipt of Seller's Holdings Interest, each of Buyer and Seller will contribute their respective ownership interests in Holdings to the Company in accordance with this Agreement.

                                    AGREEMENT

        The parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        1.1. "AFFILIATE" -- of any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        1.2. "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

        1.3. "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

        1.4. "BUSINESS" -- the business of supplying the pharmaceutical and biopharmaceutical industry, including Seller, with nucleic acid and peptide synthesis products for sale and use as laboratory research reagents and in therapeutic and diagnostic products in clinical trials and to ultimately serve the expected opportunity in therapeutic products and diagnostic products based upon oligonucleotides or their analogues when such products have been approved and are commercialized.

        1.5. "BUYER" -- as defined in the first paragraph of this Agreement.

        1.6. "BUYER'S HOLDINGS INTEREST" -- as defined in the "Background" section of this Agreement.

        1.7. "BUYER'S PERSEPTIVE INTEREST" -- as defined in the "Background" section of this Agreement.

        1.8. [Intentionally left blank]

        1.9. "CITY OF HAMBURG DEED" -- as defined in Section 4.2(c)(v) hereof.


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        1.10. "CLOSING"-- as defined in Section 2.3.

        1.11. "CLOSING BALANCE SHEET" -- as defined in Section 2.5 hereof.

        1.12. "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

        1.13. "COMPANY" -- as defined in the first paragraph of this Agreement.

        1.14. "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        1.15. "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

               (a) the sale of the Interest by Seller to Buyer and Buyer's acquisition and ownership of the Interest;

               (b) the execution, delivery, and performance of the agreements set forth in Sections 2.4(a) and (b);

               (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

               (d) to the extent Buyer elects, the acquisition of PerSeptive, transfer of Seller's Holdings Interest to Seller, and the contribution by Seller and Buyer of their interests in Holdings to the Company.

        1.16. "CONTRACT" -- any contract which is necessary to the functioning of the Company as a successor to the NTP Division, excluding any contract for goods or services which would be available to the Company at standard prices in the market. All Contracts are listed in Part 3.17(a) of the Disclosure Letter.

        1.17. "DAMAGES" -- as defined in Section 10.2.

        1.18. "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

        1.19. "EBITDA" -- Net Income (as reflected in the Company's annual certified consolidated financial statement for a particular fiscal year as prepared in accordance with GAAP) as adjusted: (i) to exclude any dividend or interest income; (ii) to exclude any interest expense or tax imposed on the Company with respect to income, franchise and the like; (iii) to exclude any depreciation or amortization; and (iv) to exclude any research and development expenses in excess of the amount stipulated with respect thereto in the "Business Plan" of the Company for such fiscal year annexed to the Operating Agreement (without regard to any amendments to such Business Plan). Net Income (and all adjustments with respect thereto) shall be determined on a consolidated basis to reflect the Net Income (and appropriate inclusion and exclusion of items specified above) of each Person in which the Company owns a sufficient percentage of the ownership interests therein as will allow consolidation in accordance with GAAP.


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        1.20. "EMPLOYMENT AGREEMENT" -- the employment and non-competition agreement with Wolfgang Pieken to be executed by the Company and Dr. Pieken.

        1.21. "ENCUMBRANCE" -- shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer, voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

        1.22. "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        1.23. "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

               (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

               (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

               (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

               (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

        1.24. "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

               (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

               (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;


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               (c) reducing the quantities, preventing the release, or
minimizing the hazardous characteristics of wastes that are generated;

               (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

               (e) protecting resources, species, or ecological amenities;

               (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

               (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

               (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        1.25. "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        1.26. "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the NTP Division or the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the NTP Division or the Company.

        1.27. "FINANCIAL STATEMENT" as defined in Section 3.4.

        1.28. "GAAP" -- United States generally accepted accounting principles, applied on a consistent basis.

        1.29. "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        1.30. "GOVERNMENTAL BODY" -- any:

               (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

               (b) federal, state, local, municipal, foreign, or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

               (d) multi-national organization or body; or

               (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.


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        1.31. "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities, the NTP Division or the Company.

        1.32. "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        1.33. "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        1.34. "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.22.

        1.35. "INTEREST" -- as defined in the "Background" section of this Agreement.

        1.36. "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

        1.37. "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        1.38. "KNOWLEDGE" -- means the actual knowledge of an individual after due inquiry by such individual of a fact, circumstance or situation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        1.39. "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        1.40. "LICENSE AGREEMENT" -- the license agreement in the form of
Exhibit 2.4(a)(ix) to be executed by Seller and the Company.

        1.41. "MATERIAL INTEREST" -- as defined in Section 1.55.

        1.42. "MEMBERSHIP INTEREST" -- a member's entire interest in a company, including, but not limited to, (i) the percentage interest now or hereafter owned by it, (ii) its share in any net income, net loss and any distributions of the company, and (iii) its right to participate in the management of the company or any other decision of the members.

        1.43. "NOTARIAL DEED" -- as defined in the "Background" section of this Agreement.

        1.44. "NTP EMPLOYEES" -- the employees identified on Part 3.20 of the Disclosure Letter.


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
        1.45. "NTP DIVISION" -- the division within Seller known as NeXstar Technology Products.

        1.46. "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        1.47. "OPERATING AGREEMENT" -- the Limited Liability Company Agreement for the Company in the form of Exhibit 2.4(a)(iii), to be executed by Buyer, Seller, Seller's Subsidiary NeXstar Pharmaceutical International, Inc. ("NPII") and the Company.

        1.48. "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        1.49. "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

               (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

               (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

               (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        1.50. "ORGANIZATIONAL DOCUMENTS" -- (a)the articles or certificate of incorporation and the bylaws of a corporation; (b)the partnership agreement and any statement of partnership of a general partnership; (c)the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the operating or management agreement of a limited liability company; (e)any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f)any amendment to any of the foregoing.

        1.51. "PERSEPTIVE" -- as defined in the "Background" section of this Agreement.

        1.52. "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        1.53. "PRIME RATE" -- the rate of interest publicly announced by the Chase Manhattan Bank, N.A. from time to time as its Prime Rate for U.S. dollar loans.

        1.54. "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.


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        1.55. "PURCHASE PRICE" -- as defined in Section 2.2.

        1.56. "RELATED PERSON" -- with respect to a particular individual:

               (a) each other member of such individual's Family;

               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

               (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

               (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a manager, director, officer, partner, executor, or trustee (or in a similar capacity). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

        1.57. "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

        1.58. "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        1.59. "REVOLVING LOAN AGREEMENT" -- a credit agreement in the form of
Exhibit 2.4(a)(vii), to be executed by the Company and SKW Trostberg AG, the parent company of Buyer.

        1.60. "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        1.61. "SELLER" -- as defined in the first paragraph of this Agreement.

        1.62. "SELLER TRANSITION AGREEMENT" -- the intercompany service and transition agreement in the form of Exhibit 2.4(a)(iv), to be executed by Seller and the Company.

        1.63. "SELLER'S HOLDINGS INTEREST" -- as defined in the"Background" section of this Agreement.

        1.64. "SELLER'S PERSEPTIVE INTEREST" -- as defined in the "Background" section of this Agreement.

        1.65. "SUBLEASE AGREEMENTS" -- shall refer collectively to the subleases and assignment agreements in the form of Exhibit 2.4(a)(xi), to be executed by Seller, the Company and, in certain


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
cases, by third parties relating to premises and equipment leased by Seller for the NTP Division or to equipment and facilities improvements financed by Seller for the NTP Division.

        1.66. "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

        1.67. "SUPPLY AGREEMENT" -- the supply agreement in the form of Exhibit 2.4(a)(vi), to be executed by Seller and the Company.

        1.68. "TAXES" -- any federal, state, local or foreign income, receipts, sales, franchise, ad valorem, profits, license, lease, use, payroll, withholding, employment, property, excise, occupation, customs, duties or other tax, fee or assessment of any kind whatever.

        1.69. "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        1.70. "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        1.71. "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        1.72. "TRADE SECRET" -- know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; owned, used or licensed by the Company, as licensee or licensor.

                                   ARTICLE II.

                     SALE AND TRANSFER OF INTEREST; CLOSING

        2.1. SALE OF INTEREST. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Interest to Buyer, and Buyer will purchase the Interest from Seller.

        2.2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Interest shall be payable as follows:

               (a) Buyer shall pay to Seller by certified check or wire transfer (to an account specified by the Seller):


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
                      (i) the sum of Fifteen Million Dollars ($15 million) on the Closing Date and

                      (ii) the amounts indicated on Schedule 2.2(a) hereto at such time as the conditions specified therein have been satisfied.

               (b) In the event that Buyer completes the acquisition of PerSeptive as indicated in the Background section of this Agreement and Buyer completes transfer of Seller's Holding Interest to Seller, the payments described in Section 2.2(a)(ii) shall be modified in the manner set forth on
Schedule 2.2(b) and Buyer shall only be required to make the payments described in this Section 2.2(b) and not in Schedule 2.2(a). Upon receipt by the Company of Seller's contribution of Seller's Holdings Interest and Buyer's contribution of Buyer's Holding Interest, the Company shall reflect the contribution on its books and records as a capital contribution (in proportion to the respective Holdings Interests of the Parties hereto) in an amount equal to the original purchase price paid by Caroline for PerSeptive as increased by the license fee paid by PerSeptive to The Perkin Elmer Corporation.

        2.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 90 Park Avenue, New York, New York 10016, at 4:00 p.m. (local time) on August 15, 1998 or at such other time and place as the parties hereto may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        2.4. CLOSING OBLIGATIONS. At the Closing:

                      (i) Seller will deliver to Buyer:

                      (ii) evidence of the formation and good standing of the Company;

                      (iii) a certificate representing the Interest, duly endorsed for transfer to Buyer;

                      (iv) the Operating Agreement, executed by Seller, NPII and the Company;

                      (v) the Seller Transition Agreement, executed by Seller and the Company;

                      (vi) [Intentionally left blank]

                      (vii) the Supply Agreement, executed by Seller and the Company;

                      (viii) the Revolving Loan Agreement, executed by the Company;

                      (ix) evidence of the transfer, assignment and delivery by Seller to the Company of title to all Seller's assets related to the Business, including all Contracts, accounts receivable, patents and patent files, and assignment of confidentiality agreements relating to certain employees;

                      (x) the License Agreement, executed by Seller and the Company;


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
                      (xi) the Employment Agreement, executed by Dr. Pieken and the Company;

                      (xii) the Sublease Agreements, executed by Seller and the Company;

                      (xiii) [Intentionally left blank]

                      (xiv) a capital contribution by Seller or its Affiliate to the Company in the sum of Four Million Nine Hundred Thousand Dollars ($4.9 million).

                      (xv) Buyer will deliver to Seller:

                      (xvi) the sum of Fifteen Million Dollars ($15 million) by bank cashier's or certified check payable to the order of or by wire transfer to the account specified by Seller;

                      (xvii) the Operating Agreement, executed by Buyer;

                      (xviii)the Revolving Loan Agreement, executed by Buyer or one of its Affiliates;

                      (xix) [Intentionally left blank]

                      (xx) a capital contribution by Buyer to the Company in the sum of Five Million One Hundred Thousand Dollars ($5.1 million).

        2.5. PURCHASE PRICE ADJUSTMENT.

               (a) Within forty-five (45) days after the Closing Date, Buyer shall prepare and submit to Seller an unaudited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") without consolidation of any interest in Holdings or any Person which is owned by Holdings and without taking into account the $10 million of cash contributions to be made at Closing by Buyer and Seller. The Closing Balance Sheet shall be prepared in accordance with GAAP as applied by the Company in preparing the Financial Statements and shall present fairly, in all material respects, the assets and liabilities of the Company as of the Closing Date. Seller shall cooperate with Buyer as needed to prepare the Closing Balance Sheet.

               (b) Seller shall have the right to examine the Closing Balance Sheet for a period of fifteen (15) days following the date of receipt thereof. If Seller does not object to the Closing Balance Sheet in writing within such fifteen (15) day period, then the Closing Balance Sheet shall be deemed final and adopted. If Seller objects to the Closing Balance Sheet in writing within such fifteen (15) day period, Seller and Buyer shall have an additional fifteen
(15) day period from the date of Buyer's receipt of Seller's objection within which to resolve mutually and in good faith any of Seller's objections. Upon expiration of such additional fifteen (15) day period, the Closing Balance Sheet, as amended by Buyer and Seller, shall be deemed final and adopted.

               (c) Immediately after the Closing Balance Sheet is deemed final and adopted, to the extent that the differences described below (other than differences arising from August 1st to the Closing Date with respect to the accrual in the Ordinary Course of Business of depreciation, liabilities under ongoing Contracts, payments on leasing and financings of equipment and tenant improvements or other amounts in respect of which adjustments are provided for in Section 2.6 below or arising from


                                    11 of 42
accounts payable incurred in the Ordinary Course of Business for assets which under GAAP are expensed and not capitalized) exceed $50,000, the Parties shall make the following payments:

                      (i) Buyer shall pay to Seller an amount equal to 49% of the excess, if any, of the members' equity as reflected on the Closing Balance Sheet over the "Intercompany Payable to Parent" as reflected on the Financial Statement; or

                      (ii) Seller shall pay to Buyer an amount equal to 51% the excess, if any, of the "Intercompany Payable to Parent" as reflected on the Financial Statement over the members' equity as reflected on the Closing Balance Sheet.

        2.6. PRORATION OF PREPAID EXPENSES, ROYALTIES AND TAXES.

               (a) To the extent that the NTP Division or the Company pays or incurs any expenses, real estate or usage taxes, or similar items, or pays or receives any royalties, which cover periods of time extending both before and after the Closing Date, such items shall be prorated by the parties hereto on a fair and equitable basis. Within thirty (30) days after the Closing Date, Seller shall prepare a Statement of Prepaid Expenses and an allocation of responsibility for the same setting forth the amount of Prepaid Expenses payable by Seller and the Company such that the Prepaid Expenses are allocated between the Company and the Seller on a fair and equitable basis.

               (b) Buyer shall have the right to examine the Statement of Prepaid Expenses for a period of fifteen (15) days following the date of receipt thereof. If Buyer does not object to the Statement of Prepaid Expenses in writing within such fifteen-day period, the Statement of Prepaid Expenses shall be deemed final and adopted. If Buyer objects to the Statement of Prepaid Expenses in writing within such fifteen-day period, Seller and Buyer shall have an additional fifteen-day period from the date of Seller's receipt of Buyer's objection within which to resolve mutually and in good faith any of Buyer's objections. Upon expiration of such additional fifteen-day period, the Statement of Prepaid Expenses, as amended by Buyer and Seller, shall be deemed final and adopted. Immediately following the determination of such proration, Seller and the Company shall make any necessary payments to the other consistent with the foregoing proration.

               (c) As to items such as (but not limited to) royalty income where the data may not be available within such initial thirty (30) day period, allocations will be made in good faith by the parties promptly after receipt of the relevant data.

        2.7. ARBITRATION.

               (a) In the event that Seller and Buyer are unable to mutually resolve in good faith an objection to the Closing Balance Sheet in accordance with Section 2.5(b), such dispute shall be settled by arbitration in New York City. Within sixty (60) days from the expiration of the last fifteen (15) day period provided in Section 2.5(b), Buyer and Seller in good faith shall designate one arbitrator, who shall be an accountant and senior partner at the accounting firm of Arthur Anderson & Co. (the "Arbitrator"). Judgment by the Arbitrator shall be conclusive and the decision rendered may be entered in the courts of the State of New York, County of New York, or if it has or can acquire jurisdiction, in the United States District Court of the Southern District of New York.

               (b) In the event that Seller and Buyer are unable to mutually resolve in good faith an objection to the Statement of Prepaid Expenses in accordance with Section 2.6(b), such dispute shall


                                    12 of 42
be settled in accordance with Section 2.7(a), except that Buyer and Seller shall designate the Arbitrator within sixty (60) days from the expiration of the last fifteen (15) day period provided in Section 2.6(b).

        2.8. ALTERNATIVE MANUFACTURING FACILITY. In the event that the transactions contemplated with respect to PerSeptive are not consummated in the manner described above, the parties shall confer and negotiate in good faith and endeavor to establish a suitable alternative for bulk manufacturing facilities in a manner such that the economic obligations, burdens and benefits to the parties will be substantially the same as if the transactions contemplated herein with respect to PerSeptive had been realized.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        3.1. ORGANIZATION AND GOOD STANDING.

               (a) The Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts of the NTP Division. The Company is duly qualified to do business as a foreign company in Colorado.

               (b) Seller is a corporation, duly incorporated, validly existing, and in good standing under the laws of Delaware.

               (c) Seller has delivered to Buyer copies of the Organizational Documents, as amended, of the Company, as currently in effect.

        3.2. AUTHORITY; NO CONFLICT.

               (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms. Upon the execution and delivery by Seller and/or the Company, as the case may be, of this Agreement, the Operating Agreement, the Seller Transition Agreement, the Supply Agreement, the Revolving Loan Agreement, the License Agreement, the Sublease Agreements and the Employment Agreement (collectively, the "Seller's Closing Documents"), Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller and the Company, respectively, enforceable against Seller and the Company in accordance with their respective terms. Seller and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other Seller's Closing Documents to which each is a party and to perform their obligations under this Agreement and the other Seller's Closing Documents to which each is a party.

               (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions on the Closing Date will, directly or indirectly (with or without notice or lapse of time):


                                    13 of 42

                      (i) contravene, conflict with, or result in a violation of
(A)any provision of the Organizational Documents of the Company or Seller, or
(B)any resolution adopted by the managers or members of the Company or the shareholders or board of directors of Seller;

                      (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or the Company, or any of the assets owned or used by Seller or the Company, may be subject;

                      (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business of, or any of the assets owned or used by, the Company;

                      (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                      (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                      (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract of the NTP Division; or

                      (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

        Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions on the Closing Date.

        3.3. CAPITALIZATION. Seller or NPII own an interest equal to one hundred
(100) percent of all Membership Interests in the Company. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Interest, free and clear of all Encumbrances. Seller owns all of the outstanding capital stock of NPII. No legend or other reference to any purported Encumbrance appears upon any certificate representing a Membership Interest in the Company, except as required by the Operating Agreement. All of the Membership Interests in the Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Operating Agreement, there are no contracts relating to the issuance, sale, or transfer of any interest in the Company. None of the Membership Interests in the Company was issued in violation of any Legal Requirement. Other than the Contemplated Transactions related to PerSeptive, the Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Upon consummation of the transactions contemplated in this Agreement, Buyer will own a Membership Interest in the Company (free and clear of all Encumbrances) equal to fifty-one (51) percent of the aggregate Membership Interests in the Company.


                                    14 of 42

        3.4. FINANCIAL STATEMENT. Seller has delivered to Buyer as Part 3.4 of the Disclosure Letter an unaudited pro forma balance sheet for the NTP Division as of and for the period ended July 31, 1998 (the "Financial Statement"). The Financial Statement fairly presents in all material respects the assets and liabilities of the NTP Division. The Financial Statement was prepared in accordance with standard accounting practices for the preparation of pro forma balance sheets and was derived from the books and records of Seller relating to the NTP Division.

        3.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and all other records of the Company shall be complete and correct and shall have been maintained in accordance with sound business practices.

        3.6. TITLE TO PROPERTIES; ENCUMBRANCES. (a) The Company has, or as of the Closing Date will have, good and valid title to all material assets reflected on the Financial Statement or thereafter acquired, except those sold or otherwise disposed of since the date of the Financial Statement in the Ordinary Course of Business (the "Assets") consistent with past practice and not in violation of this Agreement, in each case free and clear of all Encumbrances, except: (i) such matters as are set forth in Part 3.6 to the Disclosure Letter;
(ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business that are not yet delinquent or if delinquent, are being contested in good faith by appropriate proceedings, liens arising under original purchase price conditional sales contracts and equipment leases with third parties hereto entered into or in the Ordinary Course of Business and liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company, as presently conducted (the mortgages and Encumbrances described in clauses (i) and (ii) above are hereinafter referred to collectively as "Permitted Liens").

               (b) Part 3.6 of the Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company (the "Leased Property"). The Company has good and valid title to the leasehold estates in all Leased Property free and clear of all Encumbrances except;

                      (i) leases, subleases and similar agreements set forth in
Part 3.6;

                      (ii) Permitted Liens;

                      (iii) easements, covenants, rights-of-way and other similar restrictions of record;

                      (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made prior to Closing; and

                      (v) (1) zoning, building and other similar restrictions;

                           (2) Encumbrances, easements, covenants, rights-of-way
and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto; and

                           (3) unrecorded easements, covenants, rights-of-way
and other similar restrictions, none of which items set forth in this clause
(v), individually or in the aggregate,


                                    15 of 42
materially impair the continued use and operation of the property to which they relate in the business of the Company as presently conducted. The Company does not own any real estate.

        3.7. CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Part
3.7 of the Disclosure Letter, the Company's buildings, plants, structures, and equipment are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

        3.8. ACCOUNTS RECEIVABLE. Except as set forth in Part 3.8 of the Disclosure Letter, all the Company's accounts receivable that are reflected on the Financial Statement or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        3.9. INVENTORY. All the Company's inventory, whether or not reflected in the Financial Statement, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statement or on the Company's accounting records as of the Closing Date, as the case may be.

        3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statement and current liabilities incurred in the Ordinary Course of Business since the date thereof.

        3.11. TAXES. Except as otherwise disclosed in Part 3.11 of the Disclosure Letter:

                      (i) the Company has filed when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid;

                      (ii) all Taxes relating to periods ending on or before the Closing Date owed by the Company, if required to have been paid, have been paid (except for Taxes which are being contested in good faith);

                      (iii) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the Financial Statement in accordance with generally accepted accounting principles; and

                      (iv) there are no Tax liens with respect to Seller that may affect the Assets of the Company.

        3.12. NO MATERIAL ADVERSE CHANGE. Since the date of the Financial Statement, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company or the NTP Division.


                                    16 of 42

        3.13. PERSEPTIVE. Seller makes no representation or warranty with respect to Holdings, Caroline or PerSeptive.

        3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

               (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                      (i) the NTP Division is, and at all times has been, in full compliance with each Legal Requirement in all material respects that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

                      (ii) the NTP Division has not received, at any time, any notice or other communication in writing from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the NTP Division to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the NTP Division or that otherwise relates to the business of, or to any of the assets owned or used by, the NTP Division. Except as set forth in Part 3.14 of the Disclosure Letter, each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect and all such Governmental Authorizations which are assignable have been assigned to the Company, or equivalent new Governmental Authorizations have been obtained for the Company. Except as set forth in Part 3.14 of the Disclosure
Letter:

                      (i) the NTP Division is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                      (ii) the NTP Division has not received, at any time, any notice or other communication in writing from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                      (iii) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the NTP Division to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the NTP Division to own and use its assets in the manner in which it currently owns and uses such assets.


                                    17 of 42

        3.15. LEGAL PROCEEDINGS; ORDERS

               (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                      (i) that has been commenced by or against the Company or with respect to or involving the NTP Division, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or the NTP Division; or

                      (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

        To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that has given rise to or serves as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

               (b) Except as set forth in Part 3.15 of the Disclosure Letter, there is no Order to which the Company, the Business, or any of the assets owned or used by the Company or the NTP Division of Seller, is subject.

        3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Financial Statement, each of the NTP Division and the Company have conducted business only in the Ordinary Course of Business and there has not been any:

               (a) change in the Company's Membership Interests other than a transfer by Seller to NPII; grant of any option or right to purchase Membership Interests in the Company; issuance of any security convertible into such Membership Interests; purchase, redemption, retirement, or other acquisition by the Company of any Membership Interests; or declaration or payment of any dividend or other distribution or payment in respect of Membership Interests;

               (b) amendment to the Organizational Documents of the Company, except as contemplated in the Operating Agreement;

               (c) payment or increase of any bonuses, salaries, or other compensation to any member, manager, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any member, manager, director, officer, or employee of the NTP Division or the Company, except with respect to inducement to stay bonuses, raises in salary of up to five (5) percent, the establishment of a 401(k) plan, disability plan and insurance plan with respect to employees offered positions by the Company as disclosed to the Buyer, and the severance from Seller of the NTP Employees on the Closing Date;

               (d) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of the NTP Division or the Company, taken as a whole;


                                    18 of 42

               (e) entry into, termination of, receipt of notice of termination of, or cancellation or waiver of any claims or rights with respect to, any Contract;

               (f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the NTP Division or the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

               (g) material change in the accounting methods used by the Company; or

               (h) agreement in writing by the NTP Division or the Company to do any of the foregoing.

        3.17. CONTRACTS; NO DEFAULTS.

               (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each Contract and each amendment, supplement and modification thereto in writing.

               (b) Each Contract will have been assigned to the Company on or prior to the Closing Date. Except as set forth in Part 3.17(b) of the Disclosure Letter, no further consents or approvals are needed for the effectiveness or validity of such assignments.

               (c) Except as set forth in Part 3.17(c) of the Disclosure Letter:

                      (i) neither Seller nor any Related Person of Seller has or may acquire any rights under, and neither Seller nor any Related Person of Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company other than those which are subleased or assigned to the Company; and

                      (ii) to the Knowledge of Seller and the Company, no manager, member, officer, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such manager, member, officer, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

               (d) Except as set forth in Part 3.17(d) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

               (e) Except as set forth in Part 3.17(e) of the Disclosure Letter:

                      (i) the NTP Division is and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which the NTP Division has or had any obligation or liability or by which the NTP Division or any of the assets owned or used by the NTP Division is or was bound;


                                    19 of 42

                      (ii) each other Person that has or had any obligation or liability under any Contract under which the NTP Division has or had any rights is, and has been, in full compliance with all applicable terms and requirements of such Contract;

                      (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the NTP Division or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                      (iv) the NTP Division has not given to or received from any other Person, at any time any notice or other communication in writing regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

               (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the NTP Division under current or completed Contracts with any Person and, to the Knowledge of Seller and the NTP Division, no such Person has made written demand for such renegotiation.

               (g) The Contracts relating to the sale, design, manufacture, or provision of products or services by the NTP Division have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

        3.18. INSURANCE.

               (a) Part 3.18(a) of the Disclosure Letter contains a true and complete list of all policies of insurance to which the Company is a party or will be a party as of the Closing Date.

               (b) Part 3.18(b) of the Disclosure Letter sets forth, with respect to the Company (or the NTP Division with respect to periods prior to the Closing Date), by year, for each of the last three (3) policy years, a statement describing each claim under an insurance policy for an amount in excess of Twenty-Five Thousand Dollars ($25,000) in so far as such claim relates to the NTP Division.

               (c) Except as set forth on Part 3.18(c) of the Disclosure Letter:

                      (i) Seller has not received, insofar as would affect the NTP Division or the Company: (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and

                      (ii) the Company has paid or is in the process of paying all premiums due within any applicable grace period, and have otherwise performed all of its respective obligations, under each policy to which it is a party or that provides coverage to it or any of its managers or directors.


                                    20 of 42

        3.19. ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:

               (a) The Seller has not received any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller (in connection with the Business), or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. Seller has not received, in respect of the NTP Division, any notice of potential responsibility or letter of inquiry from any private party or Governmental Body for any on-site or off-site facility under CERCLA or any state or local counterpart thereof.

               (b) There are no pending or, to the Knowledge of Seller Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company have or had an interest.

               (c) Neither Seller nor the Company has Knowledge , nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller (in connection with the Business), the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received. Seller has obtained and is in compliance with all environmental permits and other authorizations required for its operations (in connection with the Business) at the Facilities by any applicable Environmental Laws.

               (d) Seller does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and the Company with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company (or any predecessor), has or had an interest, or any such other property or assets.

               (e) Neither Seller nor the Company, or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company have or had an interest except in full compliance with all applicable Environmental Laws.


                                    21 of 42

               (f) Except such as were made in full compliance with all applicable Environmental Laws, there has been no disposal, Release or, to the Knowledge of Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller (in connection with the Business) or the Company have or had an interest, whether by Seller, the Company, or any other Person.

               (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller (in connection with the Business), and the Company, with Environmental Laws.

        3.20. EMPLOYEES.

               (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or manager of the NTP Division or of the Seller to become involved with the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 1998 including changes related to any Person while employed by Seller with respect to the NTP Division; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan of the Company.

               (b) No employee or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement (other than agreements and arrangements assigned to the Company by Seller), between such employee or manager and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or manager of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or manager. To Seller's Knowledge, no written notice has been received that any manager, officer, or other key employee of the Company intends to terminate his employment with the Company.

        3.21. LABOR RELATIONS; COMPLIANCE. Seller (in connection with the NTP Division) has not been and is not a party to any collective bargaining or other labor Contract. Since January 1, 1998, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened with respect to the NTP Division, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the NTP Division relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the NTP Division or its premises, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work


                                    22 of 42
stoppage or other labor dispute. There is no lockout of any employees by the NTP Division and no such action is contemplated by the NTP Division. The NTP Division has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The NTP Division is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

        3.22. INTELLECTUAL PROPERTY.

               (a) Intellectual Property Assets --The term "Intellectual Property Assets" includes the patents listed in Part 3.22(a) of the Disclosure Letter and the patent applications and invention disclosures listed in Part 3.22(a) of the Disclosure Letter, all of the inventions described therein and including any and all foreign counterparts thereof, as well as all trademarks and tradenames used in connection with the Business. Except as otherwise disclosed in Part 3.22(a) of the Disclosure Letter:

                      (i) all Intellectual Property Assets were owned by Seller, were duly conveyed to the Company and shall be owned by the Company as of the Closing Date; the record title to said patents and patent applications is in Seller but will be in the Company upon the filing of all relevant documents of assignment, and Seller has the capacity to convey good title to said inventions, patent and patent applications to the Company free and clear of all Encumbrances;

                      (ii) the patents listed in Part 3.22(a) of the Disclosure Letter are duly issued either by the United States Patent and Trademark Office or by a foreign patent office, as applicable, and have been fully maintained, are in full force and effect, and will remain so until the Closing;

                      (iii) the patent applications listed in Part 3.22(a) of the Disclosure Letter have been fully maintained and are presently in good standing and not abandoned, and will remain so until the Closing;

                      (iv) all of the inventions of Seller which relate to the NTP Division and which are necessary for the Company to commence and/or conduct its Business in, the production and sale of oligonucleotide products utilizing Seller's "PASS" solution phase synthesis technique and Seller's associated technology, are the subject of the pending patent applications and/or invention disclosures listed in Part 3.22(a) of the Disclosure Letter, and no other such Seller inventions are known to Seller or to its employees or are otherwise within Seller's possession, custody or control;

                      (v) other than the Koster patents and the rights being assigned with respect to the Caruthers patents, all of the inventions which are the subject of the patent applications and /or invention disclosures listed in
Part 3.22(a) of the Disclosure Letter have been developed by the employees of Seller in the course of their employment by Seller, and to the extent that assignments thereof from such employees to Seller have not yet been executed, Seller is entitled to confirmatory assignments thereof without charge or condition, and Seller will use its Best Efforts to obtain such assignments prior to the Closing;

                      (vi) as far as Seller is currently aware, the patents listed in Part 3.22(a) of the Disclosure Letter are valid, and the inventions which are the subject of the patent applications (as presently written and claimed) and/or the invention disclosures listed in Part 3.22(a) of the Disclosure


                                    23 of 42

Letter are believed to be patentable. It is Seller's further belief that the patents which may subsequently be obtained therefrom will be valid;

                      (vii) to the Knowledge of Seller, there is no claim or action or Proceeding, pending or Threatened, by any person concerning, and there is no notice of conflict with, the asserted rights of others which challenges Seller's exclusive rights with respect to the patents listed in Part 3.22(a) of the Disclosure Letter and/or the patent applications listed in Part 3.22(a) of the Disclosure Letter;

                      (viii) as far as Seller is currently aware, no infringements of the patents listed in Part 3.22(a) of the Disclosure Letter , and no potential infringements of the subject matter (as presently claimed) of the patent applications listed in Part 3.22(a) of the Disclosure Letter , are believed to exist;

                      (ix) as far as Seller is currently aware, the practice of the PASS process, as such process is described and claimed in the NEX47 series, does not infringe the proprietary rights of any third party. This representation does not extend to any specific chemical compounds or synthesis chemistries that can be utilized in the PASS process. Seller has not received infringement assertions by any third party with respect to the manufacture and sale of oligonucleotide products under any other patents or patent applications in Part 3.22(a) of the Disclosure Agreement;

                      (x) the intent to use trademark application(s) listed in
Part 3.22(a) of the Disclosure Letter, including any and all foreign counterpart thereof, are owned by Seller; the record title to said trademark applications is in Seller, and Seller has the capacity to and has conveyed good title thereto to the Company;

                      (xi) the trademark applications listed in Part 3.22(a) of the Disclosure Letter have been fully maintained and are presently in good standing and not abandoned, and will remain so until the Closing; and

                      (xii) to the Knowledge of Seller, there is no claim or action or Proceeding, pending or Threatened, by any person concerning, and there is no notice of conflict with, the asserted rights of others which challenges Seller's or the Company's exclusive rights with respect to the use of the trademark(s) and the ownership of the trademark application(s) listed in Part 3.22(a) of the Disclosure Letter.

               (b) Know-How/Trade Secrets.

                      (i) Each of Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets which relate to the Business.

                      (ii) All documentation, lab notebooks and invention disclosure schedules relating to know-how and work in progress by employees of the NTP Division have been transferred and are available to the Company.

        3.23. CERTAIN PAYMENTS. Since January 1, 1996, neither Seller (in connection with the Business), any director, officer, member, manager, agent, or employee of Seller, nor, to Seller's Knowledge, any other Person associated with or acting for or on behalf of Seller (in connection with the Business), has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form,


                                    24 of 42
whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller (in connection with the Business), or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller as the case may be.

        3.24. DISCLOSURE. No representation or warranty of Seller or the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

        3.25. RELATIONSHIPS WITH RELATED PERSONS. Except for Seller's interests in the NTP Division and the Company as described in the "Background" section of this Agreement, neither Seller nor any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's Business. Neither Seller nor any Related Person of Seller or of the Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of such company (a "Competing Business") in any market presently served by such company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against the Company.

        3.26. BROKERS OR FINDERS. Neither Seller, the Company, nor any of their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is a wholly owned Subsidiary of SKW Trostberg AG, a German Aktiengesellschaft.

        4.2. AUTHORITY; NO CONFLICT.

               (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, the Revolving Loan Agreement, and the Operating Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer or its Affiliates, as the case may be, enforceable against Buyer in accordance with their respective terms. Buyer or its Affiliates have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its or their obligations under this Agreement and the Buyer's Closing Documents.


                                    25 of 42

               (b) All necessary corporate authorizations of the parent company of Buyer, SKW Trostberg AG, and its parent company, VIAG Aktiengesellschaft, have been obtained insofar as the same are necessary to consummate the transactions described in this Agreement.

               (c) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions on the Closing Date will, directly or indirectly (with or without notice or lapse of time):

                      (i) contravene, conflict with, or result in a violation of
(A)any provision of the Organizational Documents of Buyer or its Affiliates; or
(B)any resolution adopted by the shareholders or board of directors of Buyer or its Affiliates;

                      (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer or its Affiliates, or any of the assets owned or used by Buyer or its Affiliates, may be subject;

                      (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or its Affiliates or that otherwise relates to the Business of, or any of the assets owned or used by, Buyer or its Affiliates;

                      (iv) cause Seller or the Company to become subject to, or to become liable for the payment of, any Tax (other than by reason of transfers or contributions made by Seller, its Affiliates or on their behalf);

                      (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, the deed entered into by PerSeptive with the City of Hamburg, Germany dated August 26, 1994 ("City of Hamburg Deed").

        Buyer and its Affiliates are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

               (d) The transfer (whether direct or indirect) of PerSeptive to the Company in the manner contemplated herein will not violate the laws of the Federal Republic of Germany in any material respect.

        4.3. INVESTMENT INTENT. Buyer is acquiring the Interest for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

        4.4. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

        4.5. BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from


                                    26 of 42
any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

        4.6. PERSEPTIVE.

               (a) Buyer and Seller have reviewed and discussed the terms of the Notarial Deed between Caroline and the Seller of PerSeptive as well as the City of Hamburg Deed together with any amendments or modifications thereto through the date hereof (the "Hamburg Agreements"). Seller has approved the terms of the Hamburg Agreements it being understood that they may be modified hereafter in a reasonable manner taking into consideration the circumstances, provided, that they will not be modified or amended in a manner which would have a material adverse effect upon Buyer, Seller or the Company. The Hamburg Agreements are valid, binding and enforceable against the parties thereto in accordance with their respective terms, and shall be in full force and effect upon proper execution and delivery.

               (b) The Buyer shall have performed all obligations, including, but not limited to, the timely making of any payments, required to be performed by it under, and is not in default or breach in respect of, the Notarial Deed, and no event shall have occurred which, with due notice or lapse of time or both, would constitute such a default prior to the transfer of PerSeptive to the Company. As of the date of such transfer, to the Knowledge of Buyer, no other party to any Hamburg Agreement shall be in default in respect thereof, and no event shall have occurred which, with due notice or lapse of time or both, would constitute such a default. The rights of the Buyer under the Notarial Deed are assignable to the Company. The Buyer (through its Affiliate) has acquired valid and marketable title to all of the outstanding shares of capital stock of PerSeptive. The transfer of Seller's Holdings Interest to Seller and the transfer of the Seller's Holdings Interest and the Buyer's Holdings Interest to the Company hereunder or under the Operating Agreement, as the case may be, will vest title to Seller's Holdings Interest in the Seller and the Seller's Holdings Interest and Buyer's Holdings Interest in the Company, in each case, free and clear of any Encumbrances. To the Knowledge of the Buyer, none of the representations or warranties in the Hamburg Agreements are untrue in any material respect or omit to state a material fact.

               (c) Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into the relevant documents and instruments to be executed and delivered by it pursuant to the Contemplated Transactions; and Caroline is a German GmbH duly organized and currently existing under the laws of the Federal Republic of Germany, and has full corporate power and authority to enter into the relevant documents and instruments to be executed and delivered by it pursuant to the Contemplated Transactions. Neither Holdings nor Caroline have any material liabilities other than (i) amounts due to or from one another or PerSeptive; or (ii) liabilities relating to formation expenses or expenses relating to the purchase of PerSeptive.

        4.7. BUYER FINANCIAL STATEMENT. The consolidated financial statements of Buyer as of and for the period ending December 31, 1997 have been prepared in accordance with GAAP applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Buyer as of the respective dates and for the periods referred to in such financial statements.


                                    27 of 42

                                   ARTICLE V.

                    COVENANTS OF SELLER PRIOR TO CLOSING DATE

        5.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause each of the NTP Division and the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Seller's and Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data relating to the Company and/or the NTP Division, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data relating to the Company and/or the NTP Division as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request relating to the Company and/or the NTP Division.

        5.2. OPERATION OF THE BUSINESS OF THE COMPANY. Between the date of this Agreement and the Closing Date, Seller will cause the NTP Division and the Company to:

               (a) conduct the business of the NTP Division and the Company only in the Ordinary Course of Business;

               (b) use its Best Efforts to preserve intact the current business organization of the NTP Division and the Company, keep available the services of the current managers, officers, employees, and agents of the NTP Division and the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the NTP Division and the Company;

               (c) confer with Buyer concerning operational matters of a material nature with respect to the NTP Division and the Company; and

               (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the NTP Division and the Company.

        5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the NTP Division and the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

        5.4. REQUIRED APPROVALS. Seller acknowledges that there are no filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions including filings under the HSR Act.

        5.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller or Buyer, as the case may be, will promptly notify the other party in writing if the notifying party (in case of Seller, Seller or the Company) becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the date of this Agreement, or if the notifying party (in case of Seller, Seller or the Company) becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement)


                                    28 of 42
cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the notifying party will promptly deliver to the other party a supplement to the Disclosure Letter specifying such change. During the same period, the notifying party will promptly notify the other party of the occurrence of any Breach of any of its covenants in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 or 8 (as the case may be) impossible or unlikely.

        5.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing.

        5.7. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the Membership Interests in the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

        5.8. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

        5.9. NON-SOLICITATION OF EMPLOYEES.

               (a) Except with the written consent of the other party, each of Buyer and Seller hereby agree that neither of them will, and Buyer and Seller will cause Holdings, Caroline or PerSeptive not to, for a period of three months commencing on the Closing Date, hire, or make, offer, solicit or induce to enter into any written or oral arrangement, agreement or understanding regarding employment or retention of any person who was, within one week after the Closing Date, an employee of the Company.

               (b) Except with the written consent of Seller, Buyer shall cause the Company not to, for a period of three months commencing on the Closing Date, hire, or make, offer, solicit or induce to enter into any written or oral arrangement, agreement, or understanding regarding employment or retention of any person who is an employee of Seller.

        5.10. SUBLEASE DEFAULT. In the event that the Company defaults in the making of any payments under a Sublease Agreement which the Company has entered into with the Seller or any other Contract assumed by the Company, and such payment obligation of the Company is paid by Seller, Buyer agrees to reimburse to Seller (upon demand) an amount equal to fifty-one (51) percent of the payments which the Company failed to pay provided that all funds available to the Company have been exhausted.

        5.11. CONSENT OF THIRD PARTIES SEPARATION OF LEASE OBLIGATIONS. Certain equipment and tenant improvements which are to be transferred or subleased to the Company are subject to master lease and financing obligations as identified in the Disclosure Letter. Such equipment and tenant


                                    29 of 42
improvements will be subleased or assigned to the Company as of the Closing Date. Within six (6) months after the Closing Date, Seller will use reasonable efforts to separate the master lease agreements and the financing agreements such that equipment subleased or assigned to the Company will be segregated into a separate lease agreement to be entered into between the master lessor or financial institution and the Company. To the extent that such separation is not feasible without incurring cost or expense acceptable to Buyer and Seller, the sublease agreements will remain in place for the duration of the master lease or financing agreement and any purchase option under a master lease agreement will be exercised by Seller in its sole discretion.

        5.12. EMPLOYEES.

               (a) Hiring of NTP Employees. Immediately following the Closing, Buyer shall cause the Company to offer employment to all of the NTP Employees (as indicated in Part 3.20 of the Disclosure Letter) at salaries at least equal to the salaries paid by Seller as of the Closing Date, and with employee benefits (including medical, disability, severance pay, and life insurance and retirement benefits (including a 401(k) plan but excluding stock plans) that are substantially comparable (considered in the aggregate and not with regard to each plan offered by the Seller prior to the Closing) to those provided by the Seller as of the date of this Agreement. Buyer shall also cause the Company to offer salary increases and retention bonuses substantially on the basis previously discussed between Buyer and Seller. Seller makes no representations as to whether any employee will accept employment with the Company. The NTP Employees who accept employment with the Company shall be referred to as the "Transferred Employees."

               (b) Seller's and Buyer's Obligations with Respect to NTP Employees. With respect to each NTP Employee:

                      (i) Seller shall be responsible for, and shall indemnify and hold harmless Buyer against, any actions, claims or proceedings brought by or on behalf of any NTP Employee at any time, including but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers compensation or other employment-related matter ("Employee Claims"), to the extent such claims are based solely upon actions, events or circumstances which occurred before the Closing Date.

                      (ii) Seller shall be responsible for all benefits provided pursuant to all of Seller's employee benefit plans, including but not limited to deferred compensation, non-qualified and incentive plans or policies with respect to services rendered on or before the Closing Date; provided, however, that the Company shall be responsible for satisfying obligations with respect to accrued vacation time of Transferred Employees or reimburse Seller for cash payments made to Transferred Employees in respect of such accrued vacation time.

                      (iii) Buyer shall cause the Company to take such action as is necessary such that each Transferred Employee shall be credited with such employee's service with Seller for purposes of determining benefits under any employee benefit plans, programs and policies (including but not limited to vacation and severance) made available to employees of the Company, based on the years of service shown for such employee on Part 3.20 of the Disclosure Letter.

        5.13. ENVIRONMENTAL SITE ASSESSMENT. No later than three (3) months after the Closing, Buyer shall cause the Company to perform a Phase I Environmental Site Assessment of the real property leased by the NTP Division as of the date hereof and assigned to the Company pursuant to


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
the Contemplated Transactions, as well as a similar assessment of the real property owned by PerSeptive.

        5.14. PAYMENT OF CERTAIN BUYER EXPENSES. Buyer has or will incur certain legal, accounting, notarial and tax expenses in connection with the establishment of Holdings and Caroline as well in connection with the acquisition of PerSeptive by Caroline. Such expenses shall be reimbursed by the Company to the Buyer (or its Affiliates) upon request.

        5.15. DISCHARGE OF CERTAIN GUARANTY OBLIGATIONS. In connection with the purchase of PerSeptive, an Affiliate of Buyer (the "Guarantor") has given a guaranty with respect to certain payment obligations of PerSeptive. In the event that the Guarantor is required to pay any amount, or discharge any obligation, with respect to PerSeptive, Seller shall be responsible for and discharge forty nine (49) percent of all payment or other obligations imposed as Guarantor.

        5.16. USE OF NEXSTAR NAME. The Company shall not acquire any rights to the use of the "NexStar" name, except as provided in this Section 5.16. The Company shall promptly take such steps as are necessary to alter its sales literature, presentation slides, invoices, order forms, business cards and other business forms (collectively, "Business Forms"), to remove references to NeXstar Technology Products or any variation of the name NeXstar and to commence the use of its own name on all such Business Forms. In order to permit an orderly transition, the Company shall, however, be permitted to continue to use the NeXstar name on its Business Forms during a thirty (30) day period following the Closing Date, provided that by rubber stamp or adhesive label, the Company shall include on each of such forms its own business name.

        5.17. EXISTING LICENSE RIGHTS. Buyer and the Company acknowledge:

               (a) having been informed by Seller that Seller has previously granted the following limited non-exclusive rights (the "Pre-Existing Rights"):

                      (i) certain rights to the PASS process (NEX47 Series of Part 3.22(a) of the Disclosure Letter) to Glaxo Group Limited and Glaxo Wellcome, Inc. (collectively, "Glaxo"), including providing comparable limited non-exclusive rights to improvements to the PASS process;

                      (ii) certain rights to the use of 4, 5-dicyanoimidazole ("DCI") in oligonucleotide synthesis (NEX55 Series of Part 3.22(a) of the Disclosure Letter) to Glen Research;

                      (iii) certain rights to the synthesis method of specific 2' -modified oligonucleotides (NEX16 Series of Part 3.22(a) of the Disclosure Letter) to JBL Scientific, Inc. ("JBL"); and

               (b) that the assignment to the Company of the patents and trade secrets related to the Intellectual Property Assets described in Part 3.22(a) of the Disclosure Letter are subject to the grant of such Pre-Existing Rights. Buyer and the Company agree to honor the obligations of Seller to Glaxo, JBL and Glen Research in respect of such Pre-Existing Rights. Correspondingly, to the extent the Seller obtains rights to improvements in the PASS process from Glaxo, it shall make the same available to the Company.

        5.18. HAUSER AGREEMENT. In connection with the Agreement dated
October 24, 1996, between Seller and Hauser Chemical Research, Inc. ("Hauser"), Seller is required to make a payment on October 1, 1999 equal to the difference between the fees previously paid and $432,000 (the "Final


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
Payment"). It is currently anticipated that the Final Payment will be $177,000. Seller agrees to either have Hauser cancel the obligation to make the Final Payment or to make the Final Payment or to reimburse the Company in the event that the Company makes the Final Payment.

                                   ARTICLE VI.

                    COVENANTS OF BUYER PRIOR TO CLOSING DATE

        6.1. APPROVALS OF GOVERNMENTAL BODIES. Buyer acknowledges that there are no filings required by Legal Requirements to be made by Buyer in order to consummate the Contemplated Transactions including filings under the HSR Act.

        6.2. BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

                                  ARTICLE VII.

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1. SELLER'S PERFORMANCE.

               (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

               (b) Seller must have delivered each of the documents required to be delivered by Seller pursuant to Section 2.4(a).

        7.2. CONSENTS. Except as set forth in Part 3.17 of the Disclosure Letter, each of the Consents that have to be obtained in order to assign a Contract as identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

        7.3. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

               (a) evidence that the Company has received the insurance coverage as described on Exhibit 7.4(a); and

               (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.


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
        7.4. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Affiliate of Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                                  ARTICLE VIII.

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Seller's obligation to sell the Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

        8.1. BUYER'S PERFORMANCE.

               (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

               (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(b)(i).

        8.2. CONSENTS. Except as otherwise disclosed in Part 3.17 of the Disclosure Letter, each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

        8.3. ADDITIONAL DOCUMENTS. Buyer must have caused the delivery to Seller of such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or
(iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

        8.4. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Affiliate of Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.


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
                                   ARTICLE IX.

                                   TERMINATION

        9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within 10 days after the breaching party has received written notice from the non-breaching party;

               (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

               (c) by mutual consent of Buyer and Seller; or

               (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date as the parties hereto may agree upon.

        9.2. The failure of Buyer and its Affiliates and The Perkin Elmer Corporation and its Affiliates to execute and close the Notarial Deed shall not be considered grounds for termination of this Agreement.

        9.3. EFFECT OF TERMINATION. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE X.

                            INDEMNIFICATION; REMEDIES

        10.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation


                                    34 of 42
conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding anything to the contrary in this Agreement, Seller will have no liability or obligation to Buyer pursuant to Sections 10.2 or 10.3 or otherwise for any Damages (i) arising out of any breach by Seller of any representation or warranty, or in the performance of or compliance with any covenant or obligation, made in this Agreement if disclosed in writing to Buyer at or prior to the Closing or (ii) with respect to any matter to the extent such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section
2.5 or any payments made pursuant to the proration of Prepaid Expenses pursuant to Section 2.6.

        10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify, defend and hold harmless Buyer, the Company, and their respective Representatives, members, controlling persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller or the Company pursuant to this Agreement;

               (b) any Breach by Seller or the Company of any covenant or obligation of Seller or the Company in this Agreement;

               (c) any product shipped or manufactured by, or any services provided by Seller or the Company prior to the Closing Date;

               (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

               (e) any claim by any Person with respect to any business of Seller unrelated to the NTP Division.

        The remedies provided in this Section 10.2 shall be the exclusive remedies of the parties hereto in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein.

        10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER - ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, Seller will indemnify, defend and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

               (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or


                                    35 of 42
intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date to the extent of any liability which occurred on or prior to the Closing Date; or
(ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or

               (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Seller, or the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) to the extent of any liability which occurred on or prior to the Closing Date or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

        Seller will be entitled to control any cleanup, any related proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. Seller shall provide Buyer with the opportunity to participate in any such cleanup and/or related proceeding provided, however, that such participation shall be at Buyer's sole expense. The procedure described in Section 10.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

        10.4. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

        10.5. TIME LIMITATIONS. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3 and 3.19, unless within one (1) year from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.19 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made within three (3) years from the Closing Date; claims with respect to
Section 3.3 shall be


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
valid in perpetuity. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless within one (1) year from the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

        10.6. LIMITATIONS ON AMOUNT -- SELLER. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $250,000, and then only for the amount by which such Damages exceed $250,000. However, this Section 10.6 will not apply to any Breach of any of Seller's representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation. Seller shall not be required to make indemnification payments at any given time pursuant to this Article X to the extent indemnification payments hereunder would exceed in the aggregate (i) Seven Million Dollars ($7,000,000) plus (ii) the amount of all "milestone" payments, if any, made by Buyer to Seller in accordance with Section 2.2(a)(ii) of this Agreement or Schedule 2.2(b) (the "Maximum Indemnification Amount"). For avoidance of doubt, the Maximum Indemnification Amount shall be increased from time to time as Buyer makes payments under Section 2.2(a)(ii) of this Agreement.

        10.7. LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $250,000, and then only for the amount by which such Damages exceed $250,000. However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

        10.8. PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

               (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3)
Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

               (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election


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
to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

               (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates with respect to any injunctive action, and such matter is covered by an indemnity obligation under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

        10.9. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

        10.10. CLAIMS RELATING TO PERSEPTIVE. Except as to representations and warranties of Buyer under Section 4.6 hereof, notwithstanding anything in this Agreement to the contrary, the sole remedy of Buyer, Seller or the Company with respect to any claims which Seller, Company or Buyer may have with respect to PerSeptive shall be solely governed by the Notarial Deed as executed, and neither Buyer, Seller nor the Company shall have any liability among themselves or vis-a-vis each other with respect to any matter that relates to, arises out of or is connected with PerSeptive.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

        11.1. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

        11.2. PUBLIC ANNOUNCEMENTS. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with


                                    38 of 42
the Company will be informed of the Contemplated Transactions, and Seller and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, Seller or its Affiliates, or Buyer or its Affiliates, may make such public announcements as may be necessary as a matter of U.S. or German law.

        11.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, except as may otherwise be required to enable Seller or Buyer to comply with their respective disclosure obligations under applicable law, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

        If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

        11.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties hereto):

Seller:               NeXstar Pharmaceuticals, Inc.
                      2860 Wilderness Place
                      Boulder, CO 80301
Attention:            President and Chief Executive Officer
Facsimile No.:        (303) 546-7603


with a copy to:       Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, New York 10019-6099
Attention:            Peter H. Jakes, Esq.
Facsimile No.:        (212) 728-8111


                                    39 of 42

Buyer:                SKW Americas, Inc.
                      23700 Chagrin Boulevard
                      Cleveland, Ohio 44122-5554
Attention:            President
Facsimile No.:        (216) 831-4802


with a copy to:       Walter, Conston, Alexander & Green, P.C.
                      90 Park Avenue
                      New York, New York 10016
Attention:            Aydin S. Caginalp, Esq.
Facsimile No.:        (212) 210-9444


Company:              Proligo L.L.C.
                      2830 Wilderness Place
                      Boulder, CO 80301
Attention:            President
Facsimile No.:        (303) 448-1420


with a copy to: Peter H. Jakes, Esq. and Aydin S. Caginalp, at the same addresses set forth above.

        11.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        11.6. FURTHER ASSURANCES. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        11.7. NO SET-OFF. Buyer shall not set-off against the Purchase Price any amounts payable in respect of an indemnification obligation hereunder unless and until its right to indemnification has been judicially determined to be payable in respect of any Damages, at which time Seller's obligation to indemnify for Damages shall be reduced by the amount so set-off.

        11.8. WAIVER. The rights and remedies of the parties hereto are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed


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
by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        11.9. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        11.10. DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        11.11. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties hereto, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer provided that Buyer shall remain fully liable for all obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

        11.12. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        11.13. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        11.14. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

        11.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


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
        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Buyer:                                           Seller:

By:  /s/ W.F. Sullivan                           By: /s/ Patrick Mahaffy
     Name: W.F. Sullivan                               Name: Patrick Mahaffy
     Title:  Vice President, Finance                   Title:   President


The Company:

By: /s/ Wolfgang Pieken
      Name:  Wolfgang Pieken
      Title:  President & CEO


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